                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Third Quarter 2024 Results
Ninth consecutive quarter with sales in excess of $1 billion
◦Q3 2024 sales of $1.05 billion
◦Q3 2024 net income attributable to ATI of $82.7 million, or $0.57 per share
◦Aerospace & defense represent 62% of Q3 2024 sales
◦Full year 2024 guidance updated
◦Non-GAAP Information*
▪Q3 adjusted net income attributable to ATI of $85.9 million, or $0.60 per share
▪Q3 2024 ATI adjusted EBITDA of $185.7 million, or 17.7% of sales, up 100 basis points sequentially

DALLAS, TX--(PR Newswire)--October 29, 2024--ATI Inc. (NYSE: ATI) reported third quarter 2024 results, with sales of $1.05 billion and net income attributable to ATI of $82.7 million, or $0.57 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q3 2024	Q2 2024	Change	Q3 2023	Change

Sales	$1,051.2	$1,095.3	(4)%	$1,025.6	2%
Net income attributable to ATI	$82.7	$81.9	1%	$90.2	(8)%
Earnings per share	$0.57	$0.58	(2)%	$0.62	(8)%
Non-GAAP information*
Adjusted net income attributable to ATI*	$85.9	$86.0	—%	$94.2	(9)%
Adjusted earnings per share*	$0.60	$0.60	—%	$0.64	(6)%
ATI adjusted EBITDA*	$185.7	$182.6	2%	$162.6	14%
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Adjusted earnings per share* for Q3 2024 were $0.60, and ATI adjusted EBITDA* was $185.7 million, or 17.7% of sales. Q3 2024 adjusted results exclude pre-tax charges of $4.3 million consisting primarily of $2.5 million of start-up costs and $1.7 million for transaction related costs. Q2 2024 adjusted results exclude pre-tax charges of $5.4 million consisting of $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up costs. These pre-tax charges were partially offset by credits of $1.9 million due to lower severance reserves primarily for our ongoing European restructuring. Q3 2023 adjusted results exclude $4.2 million in pre-tax charges related to start-up costs and costs for an unplanned outage, partially offset by restructuring credits.

"Our third quarter results reflected year-over-year growth in sales and EBITDA, yet this rate of growth fell short of our expectations," said Kimberly A. Fields, President and CEO. "We remain confident in both long-term demand and our ability to deliver for our customers and shareholders. We're actively addressing uncertainty across our aerospace customer base due to an industry-wide slowing of the aircraft production ramp, exacerbated by a work stoppage in the supply chain. These impacts, along with unplanned outages and transportation issues related to Hurricane Helene, delayed certain shipments during the third quarter," she said.

“As we proactively address these challenges in demand and production, we are focusing on those areas within our control, targeting improved performance for the remainder of 2024 and beyond," said Fields. "In terms of operating efficiency, we were pleased to see consolidated adjusted EBITDA margin, as a percentage of sales, increase 100 basis points over the second quarter. We also announced the early redemption of our 2025 Convertible Notes and a new $700 million share repurchase authorization, delivering on our commitment to deleverage our balance sheet and return cash to shareholders," she said.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q3 2024	Q2 2024	Q3 2023
Sales	$552.4	$562.0	$539.5

Segment EBITDA	$123.2	$113.8	$117.2
% of Sales	22.3%	20.2%	21.7%

•HPMC’s third quarter 2024 sales decreased $10 million, or 2%, compared to the second quarter 2024, primarily due to lower sales to medical and general industrial markets. Further, lower sales for commercial airframe products were offset by increased demand for next generation commercial jet engine products. Overall aerospace & defense sales represented 86% of total HPMC sales in the third quarter 2024, an increase from 85% in the second quarter of 2024. Third quarter 2024 sales improved 2% compared to third quarter 2023, with total aerospace & defense related sales increasing 4% compared to the prior year period, primarily due to next generation commercial jet engine demand, which offset a decline in sales of commercial airframe products.
•HPMC third quarter 2024 segment EBITDA was $123.2 million, or 22.3% of sales. Continued growth in sales for next generation commercial jet engines drove sequential margin growth.
•Third quarter 2024 and second quarter 2024 results included benefits of $2.9 million and $3.5 million, respectively, from the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q3 2024	Q2 2024	Q3 2023
Sales	$498.8	$533.3	$486.1

Segment EBITDA	$73.6	$87.5	$61.5
% of Sales	14.8%	16.4%	12.7%

•AA&S third quarter 2024 sales decreased $35 million, or 7%, compared to the second quarter 2024, due to lower aerospace & defense, primarily for commercial airframe products, and specialty energy sales. These decreases were partially offset by higher sales to the electronics end market.

Overall aerospace & defense sales were 36% of total AA&S sales in the third quarter 2024. Third quarter 2024 sales increased 3% compared to the third quarter 2023. Higher year-over-year sales to aerospace & defense, medical, and electronics end markets were partially offset by lower conventional energy and general industrial markets sales.
•AA&S third quarter 2024 segment EBITDA was $73.6 million, or 14.8% of sales. The sequential decline in margins was primarily due to lower deliveries of titanium and exotic alloys.
•Third quarter 2024 and second quarter 2024 results included benefits of $1.9 million and $5.1 million, respectively, from the recognition of previously deferred employee retention credits.

Corporate Items and Cash
•Restructuring and other charges:
◦Third quarter 2024: $4.3 million includes pre-tax charges consisting primarily of $2.5 million of start-up costs and $1.7 million of transaction related costs.
◦Second quarter 2024: $5.4 million includes pre-tax charges of $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up costs. These pre-tax charges were partially offset by credits of $1.9 million due to lower severance reserves primarily for our ongoing European restructuring.
◦Third quarter 2023: $4.2 million includes pre-tax charges of $2.8 million of start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
•Corporate expenses in the third quarter 2024 were $13.4 million, compared to $19.4 million in the second quarter 2024, and $12.5 million in the prior year quarter. The decrease in corporate expenses in third quarter 2024 compared to second quarter 2024, was primarily due to lower incentive compensation costs.
•Closed operations and other income/expense was income of $2.3 million in the third quarter 2024, compared to income of $0.7 million in the second quarter 2024, and expense of $3.6 million in the prior year quarter. The third quarter 2024 included a $3.7 million gain from the sale of oil & gas rights. The second quarter 2024 included a $2.3 million gain from the sale of our previously idled Houston, PA facility.
•Third quarter 2024 results include a $28.3 million income tax provision, or an effective tax rate of 24.6%. Second quarter 2024 results include a $25.3 million income tax provision, or an effective tax rate of 22.8%. Third quarter 2023 results include a tax provision of $4.9 million, or an effective tax rate of 4.9%. The effective tax rate for the third quarter 2024 increased compared to the second quarter 2024 primarily due to lower discrete tax benefits. The Company’s effective tax rate for third quarter 2023 was lower than the third quarter 2024 due to the net valuation allowance position in the U.S.
•Cash provided by operating activities was $24 million and $26 million for the third quarter and year-to-date 2024, respectively. Third quarter 2024 managed working capital as a percent of sales was 40.0%, which increased from 35.5% in the second quarter 2024. Capital expenditures for the third quarter 2024 were $66 million.
•During the third quarter of 2024, the Company redeemed for shares of its common stock the $291.4 million outstanding principal of ATI's 3.5% Convertible Senior Notes due 2025 by issuing 18.8 million shares of ATI stock. In addition, the Company received cash proceeds of $76 million to settle the capped call associated with these notes.
•Cash on hand at September 29, 2024 was $407 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $551 million. As of September 29,

2024, we had no outstanding borrowings on the ABL credit facility. ATI has no significant debt maturities until the fourth quarter 2025.
•During the third quarter 2024, ATI's Board of Directors authorized the repurchase of $700 million of ATI common stock. In the third quarter 2024, the company repurchased $40 million of common stock at an average price of $59.37, retiring approximately 0.7 million shares. As of September 29, 2024, total share repurchase authorization remaining was $660 million.

Outlook

“The third quarter presented challenges and we expect to continue to see uncertainty with our most critical customers through the remainder of 2024 and first part of 2025. That said, the demand in our end markets remains very strong and our strategy of leading in aerospace & defense and 'aero-like' markets will deliver growth and continued margin expansion," said Fields. "We remain committed to creating lasting shareholder value."

The company is updating its full year 2024 guidance. The table below includes the current and prior guidance:

2024 Full Year Guidance
	Current Update	July 2024

Adjusted EBITDA**	$700M - $710M	$720M - $750M

Adjusted Earnings Per Share**	$2.24 - $2.30	$2.40 - $2.60

Free Cash Flow**	$220M - $300M	$260M - $340M

Capital Expenditures	$210M - $230M	$190M - $230M

**Detailed reconciliations of the forward-looking non-GAAP figures to the most directly comparable U.S. GAAP figures, as well as the directly comparable U.S. GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP figures.
***********
ATI will conduct a conference call with investors and analysts on Tuesday, October 29, 2024, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 29,	June 30,	October 1,	September 29,	October 1,
	2024	2024	2023	2024	2023

Sales	$1,051.2	$1,095.3	$1,025.6	$3,189.4	$3,109.7

Cost of sales	826.4	867.9	831.0	2,539.8	2,512.8
Gross profit	224.8	227.4	194.6	649.6	596.9

Selling and administrative expenses	82.4	88.9	69.8	253.3	235.8
Restructuring charges (credits)	0.5	(1.9)	(0.5)	(1.2)	2.2
Loss (gain) on asset sales and sales of businesses, net	(0.3)	(2.2)	0.1	(2.5)	0.8
Operating income	142.2	142.6	125.2	400.0	358.1
Nonoperating retirement benefit expense	(3.7)	(3.7)	(2.4)	(11.1)	(7.3)
Interest expense, net	(28.0)	(28.4)	(23.8)	(83.0)	(65.0)
Other income, net	4.4	0.4	—	5.2	1.3
Income before income taxes	114.9	110.9	99.0	311.1	287.1
Income tax provision	28.3	25.3	4.9	70.5	12.9
Net income	$86.6	$85.6	$94.1	$240.6	$274.2
Less: Net income attributable to noncontrolling interests	3.9	3.7	3.9	9.9	9.1
Net income attributable to ATI	$82.7	$81.9	$90.2	$230.7	$265.1

Basic net income attributable to ATI per common share	$0.64	$0.66	$0.70	$1.82	$2.06

Diluted net income attributable to ATI per common share	$0.57	$0.58	$0.62	$1.61	$1.82

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 29,	June 30,	October 1,	September 29,	October 1,
	2024	2024	2023	2024	2023
Sales:
High Performance Materials & Components	$552.4	$562.0	$539.5	$1,644.3	$1,537.7
Advanced Alloys & Solutions	498.8	533.3	486.1	1,545.1	1,572.0
Total external sales	$1,051.2	$1,095.3	$1,025.6	$3,189.4	$3,109.7

EBITDA:
High Performance Materials & Components	$123.2	$113.8	$117.2	$334.6	$308.5
% of Sales	22.3%	20.2%	21.7%	20.4%	20.1%
Advanced Alloys & Solutions	73.6	87.5	61.5	232.9	219.3
% of Sales	14.8%	16.4%	12.7%	15.1%	14.0%
Total segment EBITDA	196.8	201.3	178.7	567.5	527.8
% of Sales	18.7%	18.4%	17.4%	17.8%	17.0%
Corporate expenses	(13.4)	(19.4)	(12.5)	(49.9)	(47.1)
Closed operations and other income (expense)	2.3	0.7	(3.6)	1.7	(6.8)
ATI Adjusted EBITDA	$185.7	$182.6	$162.6	$519.3	$473.9

Depreciation & amortization (a)	(38.5)	(37.9)	(35.6)	(112.4)	(106.6)
Interest expense, net	(28.0)	(28.4)	(23.8)	(83.0)	(65.0)
Restructuring and other charges	(4.3)	(5.4)	(4.2)	(12.8)	(14.6)
Loss on asset sales and sales of businesses, net	—	—	—	—	(0.6)
Income before income taxes	$114.9	$110.9	$99.0	$311.1	$287.1

(a) The following is depreciation & amortization by each business segment:
	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 29,	June 30,	October 1,	September 29,	October 1,
	2024	2024	2023	2024	2023
High Performance Materials & Components	$18.6	$17.9	$16.5	$52.8	$51.8
Advanced Alloys & Solutions	18.2	18.3	17.3	54.5	49.6
Other	1.7	1.7	1.8	5.1	5.2
Total depreciation & amortization	$38.5	$37.9	$35.6	$112.4	$106.6

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 29,	December 31
	2024	2023
ASSETS

Current Assets:
Cash and cash equivalents	$406.6	$743.9
Accounts receivable, net of allowances for doubtful accounts	730.2	625.0
Short-term contract assets	90.5	59.1
Inventories, net	1,414.5	1,247.5
Prepaid expenses and other current assets	136.6	62.2
Total Current Assets	2,778.4	2,737.7

Property, plant and equipment, net	1,746.5	1,665.9
Goodwill	227.2	227.2
Other assets	313.7	354.3

Total Assets	$5,065.8	$4,985.1

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$528.5	$524.8
Short-term contract liabilities	146.5	163.6
Short-term debt and current portion of long-term debt	27.9	31.9
Other current liabilities	242.4	256.8
Total Current Liabilities	945.3	977.1

Long-term debt	1,855.5	2,147.7
Accrued postretirement benefits	163.8	175.2
Pension liabilities	37.1	39.7
Other long-term liabilities	152.1	164.9
Total Liabilities	3,153.8	3,504.6

Total ATI stockholders' equity	1,791.4	1,373.0
Noncontrolling interests	120.6	107.5
Total Equity	1,912.0	1,480.5

Total Liabilities and Equity	$5,065.8	$4,985.1

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	September 29,	October 1,
	2024	2023

Operating Activities:
Net income	$240.6	$274.2

Depreciation and amortization	112.4	106.6
Share-based compensation	26.6	21.5
Deferred taxes	56.5	2.2
Net gain from disposal of property, plant and equipment	(6.0)	(0.1)
Loss (gain) on sales of businesses	—	0.6
Changes in operating assets and liabilities:
Inventories	(198.4)	(158.2)
Accounts receivable	(111.3)	(104.0)
Accounts payable	20.2	(108.2)
Pension plan contributions	—	(272.0)
Retirement benefits	(7.9)	(12.3)
Accrued liabilities and other	(106.4)	(81.6)
Cash provided by (used in) operating activities	26.3	(331.3)
Investing Activities:
Purchases of property, plant and equipment	(191.8)	(147.3)
Proceeds from disposal of property, plant and equipment	10.6	3.3
Transaction costs for sales of businesses, net of proceeds	—	(0.3)
Other	3.0	1.1
Cash used in investing activities	(178.2)	(143.2)
Financing Activities:
Borrowings on long-term debt	—	425.0
Payments on long-term debt and finance leases	(21.9)	(22.0)
Net payments under credit facilities	(5.1)	(7.3)
Receipt of convertible note capped call	76.1	—
Debt issuance costs	—	(6.1)
Purchase of treasury stock	(190.0)	(55.1)
Taxes on share-based compensation and other	(25.3)	(11.1)
Cash provided by (used in) financing activities	(166.2)	323.4
Less: Cash held for sale	(19.2)	—
Decrease in cash and cash equivalents	(337.3)	(151.1)
Cash and cash equivalents at beginning of period	743.9	584.0
Cash and cash equivalents at end of period	$406.6	$432.9

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year-To-Date Period Ended
	September 29,		June 30,		October 1,		September 29,		October 1,
	2024		2024		2023		2024		2023
Market
Aerospace & Defense:
Jet Engines- Commercial	$365.9	35%	$352.8	32%	$329.4	32%	$1,029.9	32%	$981.2	32%
Airframes- Commercial	180.8	17%	210.8	19%	203.6	20%	581.7	18%	537.7	17%
Defense	107.1	10%	120.3	11%	92.8	9%	341.8	11%	289.4	9%
Total Aerospace & Defense	$653.8	62%	$683.9	62%	$625.8	61%	$1,953.4	61%	$1,808.3	58%
Energy:
Conventional Energy	72.6	7%	66.1	6%	87.0	8%	241.2	8%	325.8	10%
Specialty Energy	69.9	7%	76.6	7%	61.9	6%	202.6	6%	212.8	7%
Total Energy	142.5	14%	142.7	13%	148.9	14%	443.8	14%	538.6	17%
Automotive	63.8	6%	70.8	7%	48.1	5%	190.6	6%	160.3	5%
Medical	53.1	5%	61.7	6%	47.5	5%	173.9	6%	124.4	4%
Electronics	49.1	5%	40.8	4%	44.8	4%	142.8	4%	115.2	4%
Construction/Mining	41.8	4%	44.2	4%	40.0	4%	113.2	4%	128.8	4%
Food Equipment & Appliances	12.9	1%	16.2	1%	16.2	2%	41.0	1%	58.6	2%
Other	34.2	3%	35.0	3%	54.3	5%	130.7	4%	175.5	6%
Total	$1,051.2	100%	$1,095.3	100%	$1,025.6	100%	$3,189.4	100%	$3,109.7	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 29,	June 30,	October 1,	September 29,	October 1,
	2024	2024	2023	2024	2023
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	46%	44%	47%	45%	50%
Precision forgings, castings and components	20%	19%	18%	19%	17%
Titanium and titanium-based alloys	17%	20%	19%	18%	16%
Precision rolled strip products	9%	9%	9%	9%	9%
Zirconium and related alloys	8%	8%	7%	9%	8%
Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 29,	June 30,	October 1,	September 29,	October 1,
	2024	2024	2023	2024	2023
Numerator for Basic net income per common share -
Net income attributable to ATI	$82.7	$81.9	$90.2	$230.7	$265.1
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	1.7	2.2	2.7	6.0	7.9
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$84.4	$84.1	$92.9	$236.7	$273.0

Denominator for Basic net income per common share -
Weighted average shares outstanding	128.7	124.4	128.1	126.5	128.4
Effect of dilutive securities:
Share-based compensation	3.7	3.1	3.3	3.1	2.9
3.5% Convertible Senior Notes due 2025	14.4	18.8	18.8	17.3	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.8	146.3	150.2	146.9	150.1

Basic net income attributable to ATI per common share	$0.64	$0.66	$0.70	$1.82	$2.06

Diluted net income attributable to ATI per common share	$0.57	$0.58	$0.62	$1.61	$1.82

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, EBITDA and Adjusted EBITDA are measures utilized by management to analyze the performance and result of our business. Further, we believe these measures are useful to investors and industry analysts because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Fiscal Quarter Ended
	September 29, 2024	June 30, 2024	October 1, 2023

Net income attributable to ATI	$82.7	$81.9	$90.2
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	4.3	5.4	4.2
Total pre-tax adjustments	4.3	5.4	4.2

Income tax on pre-tax adjustments for special items	(1.1)	(1.3)	(0.2)

Net income attributable to ATI excluding special items	$85.9	$86.0	$94.2

	Fiscal Quarter Ended
	September 29, 2024		June 30, 2024		October 1, 2023
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$82.7	$85.9	$81.9	$86.0	$90.2	$94.2
Effect of dilutive securities	1.7	1.7	2.2	2.2	2.7	2.7
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$84.4	$87.6	$84.1	$88.2	$92.9	$96.9

Denominator for Basic net income per common share -
Weighted average shares outstanding	128.7	128.7	124.4	124.4	128.1	128.1
Effect of dilutive securities	18.1	18.1	21.9	21.9	22.1	22.1
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	146.8	146.8	146.3	146.3	150.2	150.2

Diluted net income attributable to ATI per common share	$0.57	$0.60	$0.58	$0.60	$0.62	$0.64

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	September 29, 2024	June 30, 2024	October 1, 2023
Net income attributable to ATI	$82.7	$81.9	$90.2
Net income attributable to noncontrolling interests	3.9	3.7	3.9
Net income	86.6	85.6	94.1
(+) Depreciation and Amortization	38.5	37.9	35.6
(+) Interest Expense	28.0	28.4	23.8
(+) Income Tax Provision	28.3	25.3	4.9
(+) Restructuring and other charges (a)	4.3	5.4	4.2
ATI Adjusted EBITDA	$185.7	$182.6	$162.6
Corporate expenses	13.4	19.4	12.5
Closed operations and other expense (income)	(2.3)	(0.7)	3.6
Total segment EBITDA	$196.8	$201.3	$178.7
(a) Third fiscal quarter 2024 includes pre-tax charges totaling $4.3 million, which include $2.5 million of start-up costs, $1.7 million of transaction costs, and $0.5 million for severance-related restructuring charges, partially offset by a $0.4 million credit for adjustments to inventory reserves related to our ongoing European restructuring. Second fiscal quarter 2024 includes pre-tax charges totaling $5.4 million, which include $5.5 million of inventory write-downs related to our ongoing European restructuring and $1.8 million of start-up costs. These pre-tax charges were partially offset by credits of $1.9 million primarily due to lower severance reserves for our ongoing European restructuring. Third quarter 2023 includes pre-tax charges totaling $4.2 million, which include $2.8 million for start-up costs and $1.9 million of costs associated with an unplanned outage at our Lockport, NY melt facility, partially offset by $0.5 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.

Free Cash Flow
Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

	Fiscal Quarter Ended		Fiscal Year-To-Date Period Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Cash provided by (used in) operating activities	$24.0	$(114.2)	$26.3	$(331.3)
Add back: cash contributions to U.S. qualified defined benefit pension plan	—	222.0	—	272.0
Cash provided by (used in) operating activities excluding pension contributions	24.0	107.8	26.3	(59.3)
Cash used in investing activities	(61.1)	(42.4)	(178.2)	(143.2)
Free Cash Flow as defined by ATI	$(37.1)	$65.4	$(151.9)	$(202.5)

Managed Working Capital
As part of managing the performance of our business, we focus on Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business. The September 29, 2024 and June 30, 2024 amounts include management working capital balances that are classified as held for sale.

	September 29,	June 30,	December 31,
	2024	2024	2023

Accounts receivable	$730.2	$719.8	$625.0
Short-term contract assets	90.5	87.6	59.1
Inventory	1,414.5	1,317.5	1,247.5
Accounts payable	(528.5)	(524.5)	(524.8)
Short-term contract liabilities	(146.5)	(160.9)	(163.6)
Subtotal	1,560.2	1,439.5	1,243.2

Allowance for doubtful accounts	2.6	2.7	3.2
Inventory reserves	71.7	71.6	75.5
Net managed working capital held for sale	$47.3	$39.8	$—
Managed working capital	$1,681.8	$1,553.6	$1,321.9

Annualized prior 3 months sales	$4,205.1	$4,381.1	$4,255.8

Managed working capital as a
% of annualized sales	40.0%	35.5%	31.1%

Change in managed working capital:
Year-to-date 2024	$359.9
Q3 2024	$128.2